EXHIBIT 10.67

2006 Compensation Program for Outside Directors

Annual Board Retainer:	$25,000

Committee Chairs:	$15,000/$30,000 for Audit Committee Chair

Committee Membership:	$ 5,000

Re-election RSU Grant:	6,000 RSUs (vesting 2,000 each year beginning at 1st anniversary of re-election)

Annual RSU Grant: (to all outside directors at each annual meeting*)	2,000 RSUs (vesting in full one year from grant date)

Chairman’s Annual RSU Grant	10,000 RSUs (vesting in full one year from grant date)

*	For so long as a director has options vesting pursuant to a grant made under the previous director compensation plan (i.e. program which provided a grant of 48,000 options upon election, vesting 16,000 at each subsequent annual meeting), he will not be entitled to the Annual RSU Grant.

All cash payments shall be based on service for a full year; pro rata payment shall be made for service of less than one year. Payment shall be quarterly and may be deferred. Deferrals must be made in the calendar year preceding the year in which services are rendered.

The Chairman’s Annual RSU Grant shall be made in January of each fiscal year. Other equity grants shall be granted effective at the corresponding Annual Meeting of Shareholders.

The terms of this program shall be periodically reviewed.

As approved by the Compensation Committee January 11, 2006